CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of TDE Group Limited (formerly Trumptech Digital Education Group Limited) on Amendment No. 2 to Form F-1 (File No. 333-289968) of our report dated February 7, 2025, except for the change in the manner in Notes 3, 4 and 17 to the combined financial statements, as to which the date is March 21, 2025, and further amendments to Notes 1, 3, 4 and 20, as to which the date is May 2, 2025, with respect to the combined financial statements of TDE Group Limited and Subsidiaries as of August 31, 2023 and 2024 and for each of the years in the two-year period ended August 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co ARK Pro CPA & Co Certified Public Accountants PCAOB ID: 3299

Hong Kong, China October 3, 2025